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                                                                   EXHIBIT 10.41

                                  ADDENDUM 'A'

                        TO LEASE DATED SEPTEMBER 1, 1996

                         340 MARTIN AVENUE, SANTA CLARA

                                   CALIFORNIA


3.4  Lessee shall have the option to renew this Lease for two (2) separate five
     (5) year option periods subsequent to August 31, 2001. Monthly rent will be ninety percent (90%) of the then current fair market monthly rent ("Fair Market Rent") for the Premises as of the commencement date of the applicable extended term, as determined by the agreement of the parties or, if the parties cannot agree within sixty (60) days prior to the commencement of such extended term, then by an appraisal. All other terms and conditions contained in this Lease shall remain in full force and effect and shall apply during the option terms. Lessee shall give Lessor at least ninety (90) days notice of its intent to exercise this option.

     If it becomes necessary to determine the Fair Market Rent of the Premises by appraisal, real estate appraiser(s), all of whom shall be members of the American Institute of Real Estate Appraisers and who have at least five (5) years experience appraising industrial space located in the vicinity of the Premises shall be appointed and shall act in accordance with the following procedures:

     If the parties are unable to agree on the Fair Market Rent within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding an appraisal (the "Notifying party"). Within ten (10) days following the Notifying Party's appraisal demand, the other party (the "Non-Notifying Party") shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of said appraiser by giving written notice of the name, address and qualification of said appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two appraisers are selected, they shall select a third appropriately qualified appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.

     If only one (1) appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Fair Market Rent for the Premises within fifteen (15) days following his selection, which appraisal shall be conclusively determinative and binding on the parties as the appraisal Fair Market Rent. If multiple appraisers are selected, the appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting the appraisers shall attempt to determine the Fair Market Rent for the Premises as of the commencement date of the extended term by the agreement of at least two (2) of the appraisers. If two (2) or more of the appraisers agree on the Fair Market Rent for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Lessor and Lessee of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Fair Market Rent for the Premises, all appraisers shall submit to Lessor and Lessee an independent appraisal of the Fair Market Rent for the Premises in simple letter form within twenty
     (20) days following appointment of the final
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        appraiser. The parties shall then determine the Fair Market Rent for the
        Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

        The appraisers' determination of Fair Market Rent shall be based on rental of space of the same age, construction, size and location as the Premises with the improvements installed therein at Lessor's expense and shall take into account Lessee's obligations to pay additional rent under this Lease. In determining Fair Market Rent, the appraisers shall not consider any alterations installed in the Premises at Lessee's expense.

        If only one (1) appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three (3) appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

        Notwithstanding anything to the contrary contained in this Lease, if the rent during any extended term is determined by appraisal and if Lessee does not, in its sole discretion, approve the rental amount established by such appraisal, Lessee may rescind its exercise of the option by giving Lessor written notice of such election to rescind within ten (10) days after receipt of all appraisals. If Lessee rescinds its exercise of the option, then (i) this Lease shall terminate on the thirtieth (30th) day after Lessee's notice of rescission or on the date this Lease would have otherwise terminated absent Lessee's exercise of the option, whichever date is later; and (ii) Lessee shall pay all costs and expenses of the appraisal.

7.5(a) Lessee may make such alterations, additions or utility installations as are reasonably necessary to conduct its media manufacturing business. At the end of this Lease (including option periods), Lessee will restore the building to its original condition except for structural improvements and insulation, subject only to normal wear and tear.

8.3(a) Lessee will provide insurance to cover any liability or contingent liability arising from the improper discharge of waste materials, toxic chemicals and or polluted water.

9.6(b) If Lessor shall be obligated to repair or restore the Premises under the provisions of this Paragraph 9, Lessee may at Lessee's option undertake such repair and restoration. In such event, Lessor shall assign the proceeds of any
applicable insurance to Lessee to the extent of   the required repairs or
restoration.

48 Lessor hereby grants to Lessee a right of first refusal (the "Right of First Refusal") to purchase all or any portion of the Premises or interest therein that Lessor elects to offer for sale (the "Transfer Premises"). If Lessor proposes to sell or otherwise transfer the Transfer Premises to a third party at any time during the term of this Lease (including extension options), Lessor shall first give Lessee written notice of its intent to sell or transfer the Transfer Premises ("Lessor's Notice"). Lessor's Notice shall include all of the material business terms (the "Business Terms") upon which Lessor is willing to sell the Transfer Premises, including, without limitation, the price, the amount and terms of any seller financing, the amount and terms of any assumable third party financing, the date for close of escrow, the state of title to be transferred, and the method of proration of closing expenses. A copy of any written offer to purchase the Transfer Premises by any third party shall be attached to Lessor's Notice.

        Lessee may elect to exercise its Right of First Refusal by giving Lessor written notice of such election on or before the twentieth (20th) business day following actual receipt of Lessor's Notice. Upon Lessee's exercise of the Right of First Refusal, Lessor shall sell the Transfer Premises to Lessee on the Business
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        Terms stated in Lessor's Notice. If Lessee does not elect in writing to exercise its Right of First Refusal within the allowed time period, Lessor thereafter shall have the right to transfer the Transfer Premises that has been offered to Lessee; provided (i) the sale is consummated on the Business Terms set forth in Lessor's Notice, and (ii) escrow for the sale closes on or before the ninetieth (90th) day following Lessee's receipt of Lessor's Notice. Any sales transaction or transfer, other than a sale or transfer complying with the foregoing, shall be deemed a new determination by Lessor to sell the Transfer Premises and no such sale may be consummated unless Lessee is first offered the right to purchase the Transfer Premises in accordance with the provisions of this Right of First Refusal. Lessee's failure to exercise its Right of First Refusal with respect to any particular transaction shall not be deemed a waiver of its Right of First Refusal with respect to any other transaction.

49 The parties agree that, as of the Commencement Date of this Lease, this Lease shall supersede and entirely replace that certain lease dated as of May 18, 1994 by and between Lessor and Lessee (the "Original Lease") and the Original Lease shall be null, void and of no further force and effect.

50 Lessee hereby acknowledges that, in connection with that certain letter agreement regarding the walkway easement between the Premises and the building located at 339 Matthew Street (the "Walkway Lease") dated as of June 24, 1994 by and between Lessor and Anastacio DeAnda ("DeAnda"), Lessor leased to DeAnda during the term of the Walkway Lease three (3) parking spaces adjacent to the property located at 338/336 Martin Avenue, and that such spaces are not included under this Lease. Lessee shall have the right to use, throughout the term of this Lease, (a) the balance of the parking spaces located on the property known as 340 Martin Avenue and (b) the walkway easement described in the Walkway Lease. Lessor shall keep the Walkway Lease in effect throughout the term of this Lease (including any extensions).